Exhibit 12




                    SCOTSMAN HOLDINGS, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

                             (Dollars in thousands)



                                                    Fiscal Years Ended
                                                    ------------------
                                             Scotsman             The Company
                                       ----------------------     ------------
                                       1992     1993     1994     1995    1996
                                       ----     ----     ----     ----    ----
                                                (Dollars in thousands)

Earnings:
 Earnings from continuing operations
    before income taxes              $  (918) $(6,377) $  (702) $ 4,530 $11,980
 Fixed charges from below             22,400   22,322   21,869   26,174  29,894
                                      ------   ------   ------   ------  ------
       Total earnings                 21,482  $15,945  $21,167  $30,704 $41,874
                                      ------   ------   ------   ------  ------

Fixed Charges:
 Interest                            $21,330  $21,530  $21,106  $25,306 $28,936
 Interest component of rent expense:
  Total rent expense                 $ 3,210  $ 2,375  $ 2,288  $ 2,605 $ 2,875
  Portion considered interest expense     33%      33%      33%      33%     33%
                                      ------   ------   ------   ------  ------
                Interest component   $ 1,070  $   792  $   763  $   868 $   958
                                      ------   ------   ------   ------  ------
Total fixed charges                  $22,400  $22,322  $21,869  $26,174 $29,894
                                      ------   ------   ------   ------  ------

Earnings to Fixed Charges                1.0x     0.7x     1.1x     1.2x    1.4x

Excess Fixed Charges                 $   918  $ 6,377  $   702      ---     ---
                                      ======   ======   ======   ======  ======



                                       73